Exhibit 21

List of Subsidiaries

1.

Superior Essex Holding Corp.

2.

Superior Essex Communications LLC

3.

Superior Cable Corporation

4.

Essex International Inc.

5.

Essex Group, Inc. (Michigan)

6.

Essex Group, Inc. (Delaware)

7.

Essex Services, Inc.

8.

Essex Canada Inc.

9.

Essex Group Mexico Inc.

10.

Essex Group Mexico S.A. de C.V.

11.

Essex Mexico Holdings, L.L.C.

12.

Grupo Essex de Mexico S. de R.L. de C.V.

13.

Femco Magnet Wire Corp.

14.

Essex Technology, Inc.

15.

IP Licensing LLC

16.

Essex Wire Corporation

17.

Essex International Ltd.

18.

Temple Electrical Company Ltd.

19.

Essex Pension Trustees, Ltd.